Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

Signing Day Sports, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Shares of common stock, par value $0.0001 per share	(1)	Other	1,297,322	$1.46	$1,894,090.12	0.0001531	$289.99

Total Offering Amounts:							$1,894,090.12		289.99
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$289.99

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), there is also being registered hereby such indeterminate number of additional shares of common stock, par value $0.0001 per share (“common stock”), as may be issued or issuable because of stock splits, stock dividends and similar transactions.

The registration fee has been calculated in accordance with 457(c) under the Securities Act.

The amount registered hereby is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the common stock reported by the NYSE American LLC on August 26, 2025.